                                                                       EXHIBIT 7

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT dated as of October 15, 1996 (the "Agreement") by and between SPECIALTY CATALOG CORP., a Delaware corporation ("Specialty") having its offices at 21 Bristol Drive, South Easton, Massachusetts, SC CORPORATION, a Delaware corporation ("SC"; together with Specialty, sometimes referred to as the "Corporation") having its offices at 21 Bristol Drive, South Easton, Massachusetts, and STEVEN L. BOCK, an individual having an address at 10 Graystone Lane, Weston, Massachusetts 02193 ("Executive").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, the Corporation entered into an Employment Agreement (the "Prior Employment Agreement"), Bonus Agreement and Stock Option Agreement with Executive as of November 30, 1994 (as heretofore amended, taken together, the "Prior Employment Agreements");

     WHEREAS, the Corporation intends in the immediate future to engage in an initial public offering in which it will offer its common stock to the public pursuant to a Registration Statement on Form S-1 (which was filed with Securities and Exchange Commission on August 26, 1996), the effective date of such registration statement being referred to herein as the "Effective Date" and the date of closing of such initial public offering being referred to herein as the "Closing Date";

     WHEREAS, the parties hereto wish to consolidate the Prior Employment Agreements and to amend certain provisions thereof, substantially effective upon the Effective Date;

     WHEREAS, the Corporation desires to continue to employ Executive in an executive capacity and to be assured of his services as such on the terms and conditions hereinafter set forth; and

     WHEREAS, Executive is willing to accept such employment on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Corporation and Executive hereby covenant and agree as follows:

1.  Term.
    ----

     (a) On the terms and subject to the conditions set forth in this Agreement, the Corporation offers and Executive accepts employment with the Corporation, effective as of the Effective Date. The terms of this Agreement shall become effective on and as of the Effective Date, excepting only the terms of Section 1.(b), which become effective as therein provided, and the Prior Employment Agreements shall on the Effective Date be superseded hereby and be and be deemed null and void for all purposes.

     (b) Until the Effective Date, Executive's employment shall continue pursuant to the Prior Employment Agreements. Anything contained herein to the contrary notwithstanding, if the Effective Date shall not have occurred on or before November 4, 1996, this Agreement (other than this Section 1.(b), which shall be effective immediately upon execution and delivery of this Agreement) shall be null and void, and Executive's employment shall continue pursuant to the Prior Employment Agreements, provided, however, that, effective at the time
                                 --------  -------
(the "Execution Date") of execution and delivery of this Agreement, Section 8(a)(vii) of the Prior Employment Agreement is hereby amended by deleting the date "June 30, 1996" on the first line thereof and replacing the same with the date "March 31, 1998." This modification shall take effect on the Execution Date regardless whether the remaining provisions of this Agreement ever become effective .

     (c) Subject to earlier termination as hereinafter provided, the term of this Agreement shall commence on the Effective Date and shall end (unless notice of expiration shall not have been timely given by the Corporation or Executive, as hereinafter provided in this Section 1.(c)) at the close of business on December 31, 1999 (as such term may be extended or earlier terminated, the "Term"). Either the Corporation or Executive may cause the Term to expire at the end of any calendar year ending on or after December 31, 1999 by giving not less than six months' notice of expiration in writing to the other party. For purposes of this Employment Agreement, a "Term Year" shall be a period during the Employment Term commencing on January 1, 1997 (or any anniversary thereof) and ending on the date immediately preceding the next anniversary of such date, it being understood that, for purposes of this Agreement, the portion of any calendar year following the last full calendar year of the Term shall be deemed a Term Year, except that vacation pursuant to Section 2.(d) for any Term Year of less than a full calendar year in duration shall be prorated.

2.  Employment.
    ----------

     (a) Effective upon the Effective Date, the Corporation hereby employs Executive, and Executive agrees to serve, as Chief Executive Officer and Chairman of the Board of Directors of the Corporation and of the Corporation's subsidiary, SC PUBLISHING, INC., a Delaware corporation ("Publishing").

     (b) Subject to the control of the Board of Directors of the Corporation, Executive shall exercise general direction and control over all of the business, operations and affairs of the Corporation and Publishing and have such powers and duties as generally pertain to a chief executive officer.

     (c) Executive shall be responsible for duties consistent with his executive position and of such nature as are usually associated with his office as may be designated from time to time by the Board of Directors, but neither the Board of Directors nor the Corporation will assign Executive any duties inconsistent with his status as Chief Executive Officer and Chairman of the Board of Directors of the Corporation or will substantially alter the nature or status of his responsibilities. Such duties shall be performed primarily in the Corporation's facility in South

Easton, Massachusetts, subject to reasonable travel outside of this area as may be necessary for Executive to perform his duties.

     (d) Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Board of Directors of the Corporation. Executive agrees to devote substantially all of his time and attention exclusively to the rendering of services hereunder, subject to four weeks vacation per Term Year and reasonable time to engage in other business, charitable and professional activities which are not inconsistent with his duties hereunder (including but not limited to his covenant under Section 10), including but not limited to participation on the boards of directors of one or more companies.

3.  Base Salary.  During the Term of Executive's employment hereunder, the
    -----------
Corporation shall cause Executive to receive a base salary at the rate set forth in Exhibit 1. Such base salary in effect at any given time is referred to herein as the "Base Salary." The Base Salary shall be payable in accordance with the present payroll practices of the Corporation. In addition, Executive may receive such additional compensation (in the form of bonuses and the like) that the Corporation's Board of Directors shall, in the exercise of its good faith and reasonable discretion, determine (including, but not limited to, the Bonus Compensation described at Section 4).

4.  Bonus Compensation.  In addition to the Base Salary payable to Executive
    ------------------
pursuant to Section 3, the Corporation shall cause Executive to receive the following additional compensation:

     (a)  Deferred Bonus.  The Corporation shall pay or cause Executive to
          --------------
receive a bonus (the "Deferred Bonus") in the aggregate amount of $187,500, payable in three (3) equal installments of $62,500 each on January 1, 1997, June 30,1997 and January 1, 1998.

     (b)  Performance Bonus.  For each fiscal year (a "Fiscal Year") of the
          -----------------
Corporation during the Term hereof, Executive shall be entitled to receive incentive compensation (as described below) to be paid on or before the 90th day following the end of the Corporation's Fiscal Year. The incentive compensation payable hereunder in respect of the 1996 Fiscal Year shall be at the discretion of the Board of Directors. Commencing with the Fiscal Year beginning January 1, 1997, Executive's entitlement to incentive compensation for any Fiscal Year of the Corporation shall be predicated upon the successful accomplishment of annual, business-related performance goals for the Corporation established by the Board of Directors of the Corporation in Management's annual budget or plan, as approved by the Board of Directors of the Corporation (each such annual budget or plan being referred to, for the relevant year, as the "Plan"). For each such year, Executive shall earn a Performance Bonus equal to the percentage of Base Salary set forth in Exhibit 2. The incentive compensation payable hereunder in respect of any period constituting less than an entire Fiscal Year (a "Partial Year") shall be based upon the Corporation's actual level of performance for the full Fiscal Year in which the date of termination occurred, measured against the Plan, and prorated for the Partial Year by multiplying the full incentive bonus by a fraction, the numerator of which shall be the number of days in such Partial Year and the denominator of which shall be 365.

     (c)  Certain Adjustments.  In the event that the Corporation shall acquire
          -------------------
one or more additional businesses during any year, the parties acknowledge that the Plan must be adjusted, either upward or downward, to set the formula so that Management may be compensated for improvements in performance after giving effect to the pertinent transaction. Similar adjustments shall be necessitated by one or more dispositions of businesses by the Corporation. Therefore, the Plan shall be appropriately adjusted, in light of the facts and circumstances of the particular situation, for acquisitions and dispositions by the Corporation of businesses. In the event that Executive and the Corporation shall dispute the computation of the calculation of the Performance Bonus or appropriate adjustments to the Plan for acquisitions or dispositions, such dispute shall be resolved by arbitration as provided in Section 20, except that the arbitrator shall be one certified public accountant acceptable to both the Corporation and Executive.

     (d)  Certain Bonuses under Prior Employment Agreements.  Except as provided
          -------------------------------------------------
herein, as of the Effective Date, all bonuses to which Executive was entitled under the Prior Agreements, whether earned or unearned, accrued or otherwise, are hereby waived and are of no further force or effect.

5.  Working Facilities and Benefits.
    -------------------------------

     (a)  Working Facilities.  The Corporation shall furnish or cause to be
          ------------------
furnished to Executive a suitable office, and such other facilities, equipment and secretarial and other services, as are suitable to his position and are adequate for the performance of his duties hereunder.

     (b)  Reimbursement of Expenses.  The Corporation shall promptly reimburse
          -------------------------
to Executive, or cause Executive to be reimbursed for, all reasonable expenses paid or incurred by Executive in connection with the performance of his duties hereunder, including but not limited to the reasonable costs and expenses of his business travel and entertainment incurred on behalf of or in connection with the providing of services for the Corporation.

     (c)  Memberships.  The Corporation shall reimburse Executive annual dues
          -----------
and reasonable out-of-pocket expenses attributable to Executive's membership in the "Young President's Organization," annual dues and reasonable out-of-pocket expenses attributable to Executive's membership in the "Association for Corporate Growth," and annual dues and reasonable out-of-pocket expenses attributable to Executive's membership in such other professional organizations and associations as may be appropriate.

     (d)  Fringe Benefits.  Executive shall be entitled to receive such fringe
          ---------------
benefits normally provided by the Corporation to executives in his position (including life insurance and disability coverage, vacation, sick leave, medical and dental insurance, travel and accident insurance, participation in the Corporation's 401(k) Plan, and stock options). During the Term, the

Corporation will retain, maintain and not terminate any compensation plan or benefit program (including but not limited to certain life and disability insurance policies in effect on the date of this Agreement) in which Executive participates, and will not terminate Executive's participation in any such plan or program, unless an equitable agreement embodied in an ongoing substitute or alternative plan or program has been made.

     (e)  Life Insurance and Death Benefit.  The Corporation shall obtain and
          --------------------------------
maintain in full force and effect at all times during the Term (and for any period thereafter during which the Corporation is obligated to pay severance) a life insurance policy on the life of Executive, which will provide a death benefit to Executive's designee (or, if none, Executive's estate) of One Million Dollars ($1,000,000.00). In the event that the Corporation shall for any reason whatsoever fail to maintain such an insurance policy on Executive's life at all such times as provided under this Section 5.(e), then the Corporation shall be obligated, upon Executive's death during any such time, to pay to Executive's designee (or, if none, Executive's estate) a death benefit of One Million Dollars ($1,000,000.00)

6.  Stock Options.
    -------------

     (a) Effective upon the Closing Date, all 310,226 options granted to Executive pursuant to the Prior Employment Agreements, which are exercisable at an exercise price of $.3072 per share,/1/ shall automatically vest and all restrictions against exercising such options (except such as may be required by law) shall thereupon lapse.

     (b)  Prior to the Effective Date, the Corporation shall grant to Executive:
(i) options, qualifying as incentive stock options ("ISO Options") pursuant to the Corporation's 1996 Stock Option Plan (the "1996 Stock Option Plan"), to purchase 75,000 shares of Common Stock at an exercise price equal to the price at which the Corporation's Common Stock will be offered in its initial public offering, exercisable for a period of ten (10) years from the date of grant, and
(ii) non-qualified options ("NQS Options"), which shall not be granted pursuant to the Plan, to purchase 75,000 shares of Common Stock underlying such options at a purchase price of $5.33 per share, exercisable for a period of ten (10) years from the date of grant, such options to be granted pursuant to option agreements in the forms of Exhibits 3 and 4. If the Effective Date shall not have occurred on or before November 4, 1996, all such ISO Options and NQS Options shall lapse and terminate immediately, without further action on the part of the Corporation.

     (c) Subject to possible earlier vesting or forfeiture as may otherwise be provided in this Agreement, each option granted under Section 6.(b) shall vest at the rate of 15,000 shares per year for five years commencing on the date of grant, after which time all such options shall be fully vested in Executive. Executive shall remain eligible to receive additional options at the discretion of the Board of Directors and/or the administrators of the Plan.

---------------------
/1/After the stock split contemplated in connection with the intended initial public offering.

7.  Termination.  Any other provision of this Agreement to the contrary
    -----------
notwithstanding, Executive's employment may be terminated only as follows:

     (a)  At the option of the Corporation, only in the event of:

          (i)  the death of Executive.

          (ii) Executive's permanent disability, which shall mean Executive's inability for a period of six consecutive months, because of a physical or mental condition, to render the services required hereunder (all as certified by either Executive's attending physician or a licensed physician retained by the Corporation for the purposes of making such determination). In the event of any disagreement between Executive's attending physician and such physician retained by the Corporation, the matter shall be resolved by arbitration as hereinafter provided, except that the arbitrator shall be one licensed physician acceptable to both the Corporation and Executive.

          (iii)  (A) The commission by Executive of a fraud or serious crime or
     (B) Executive's knowing and chronic violation of law that results in the Corporation's having (1) material risk of substantial damages or (2) actual and substantial liability or loss from such damages.

          (iv) any material breach by Executive of the terms hereof, which Executive shall not have cured after reasonable notice and a reasonable opportunity to cure.

          (v) Executive chronically abuses alcohol during business hours or chronically conducts business under the undue influence of alcohol or his abuse of alcohol chronically and adversely affects his ability to perform his duties, which Executive shall not have cured after reasonable notice and a reasonable opportunity to cure.

          (vi) Executive chronically abuses drugs during business hours or chronically conducts business under the undue influence of such drugs or his abuse of such drugs chronically affects his ability to perform his duties, which Executive shall not have cured after reasonable notice and a reasonable opportunity to cure.

          (vii) upon notice given prior to the release by the Corporation of its EBITDA on a consolidated quarterly basis for the next succeeding fiscal quarter, if both:
                 ----

                    (A) EBITDA for the period of six consecutive fiscal quarters (the first such quarter being the three months ended

          December 31, 1996) for which quarterly results have been reported immediately preceding the giving of such notice shall be less than 75% of the amount of EBITDA projected by the Corporation for such period in the annual budgets of the Corporation as approved by or amended with the approval of the Board of Directors of the Corporation, and
                                                                          ---

               (B) EBITDA on a cumulative basis for the period from October 1, 1996 through the end of the quarter for which quarterly results have been reported immediately preceding the giving of such notice shall be less than 85% of the amount of EBITDA projected by the Corporation for such period in the annual budgets of the Corporation as approved by or amended with the approval of the Board of Directors of the Corporation.

          For all purposes of this Agreement, "EBITDA" for any period shall mean the aggregate earnings of the Corporation, on a consolidated basis, for the relevant period, before interest, taxes, depreciation and amortization, all as determined in accordance with generally accepted accounting principles applied on a basis consistent with the manner in which such principles have heretofore been applied by the independent public accountants of the Corporation, except that: (1) charges, if any, against income arising
                  ------
     from the existence of outstanding executive options shall not be taken into account; (2) gains and losses on acquisitions and dispositions of capital assets outside the ordinary course of business shall not be taken into account; (3) extraordinary items of income, gain, loss or expense (as so characterized by generally accepted accounting principles applied on a consistent basis) shall not be taken into account; and (4) changes in accounting principles adopted by the Corporation which differ from those accounting principles used in preparing the Plan shall not be taken into account.

          (viii)(A) all or substantially all of the capital stock or assets of the Corporation are sold, transferred or otherwise conveyed in an arm's-length transaction, or (B) a "Change of Control" (as hereinafter defined) shall have occurred. For purposes of this Agreement, a "Change of Control" of the Corporation shall be deemed to have occurred if i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than Dickstein & Co., L.P., any entity controlling, under common control with or controlled by Dickstein & Co., L.P. or Viking Holdings, Limited, or any entity controlling, under common control with or controlled by Viking Holdings, Limited) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Specialty, SC or the Corporation representing more than fifty per cent (50%) of the combined voting power of the Corporation's then outstanding securities; or ii) a slate of directors other than a slate proposed or supported by management of the Corporation has been elected or designated to the Board of Directors of the Corporation by any "Person" (including, without limitation, any persons or entities affiliated with such persons, other than Dickstein & Co., L.P., any entity controlling, under common control with or controlled by Dickstein & Co., L.P. or Viking Holdings, Limited, or any entity controlling, under common control with or controlled by Viking Holdings, Limited).

     (b)  At the option of Executive, only in the event of:

          (i) any material breach by the Corporation of the terms hereof (including, without limitation, termination by the Corporation of Executive's employment for any reason not expressly set forth in Section 7.(a)), which the Corporation shall not have cured after reasonable notice and a reasonable opportunity to cure; or

          (ii) any material reduction or diminution of Executive's responsibilities or authority (including but not limited to relieving him of the title of Chief Executive Officer or Chairman of the Board of Directors of Specialty, SC or the Corporation) for overall management of the Corporation, which the Corporation shall not have cured after reasonable notice and a reasonable opportunity to cure.

8.  Certain Effects of Termination.
    ------------------------------

     (a) In addition to any amounts payable under any other Section of this Agreement, and subject to certain qualifications and limitations set forth in other subsections of this Section 8, termination of Executive's employment with the Corporation for any reason at any time shall have the following consequences:

     (i) Executive or his designee (or, if none, Executive's estate) shall receive any Base Salary accrued to the effective date of such termination;

     (ii) Executive shall receive severance in an amount equal to Base Salary for two years or such lesser period remaining until the expiration of the Term (but in any event not less than one year) at the then current Base Salary rate as set forth at Exhibit 1.;

     (iii) Executive or his designee (or, if none, Executive's estate) shall receive or retain, as the case may be, all options, including but not limited to ISO Options and NQS Options granted pursuant to Section 6.(b), which shall accelerate and vest in their entirety as of the termination date;

     (iv) Executive shall receive a pro rata portion of any Performance Bonus based upon the Corporation's performance through the effective date of such termination;/2/

     (v) Executive shall receive the unpaid balance, if any, of the entire Deferred Bonus, as provided by Section 4.(a), without regard to such termination; and

     (vi) Executive and his family shall receive health benefits for two years or such lesser period remaining until the expiration of the Term (but in any event not less than one year), as provided (or required to be provided) pursuant to this Agreement.

     In each case, all payments pursuant to Sections 8.(a)(i) (salary), 8.(a)(ii) (severance) and 8.(a)(v) (deferred bonus) shall be paid at the times and in the fashion the same would have been paid if Executive's employment had continued pursuant to this Agree ment.

     (b) In the event that Executive's employment shall be terminated by the Corporation during any Term Year as permitted by Section 7.(a)(i), Executive's designee (or, if none, Executive's estate) shall be entitled to receive the payments and benefits set forth in Section 8.(a)(v), except that:

     (i) the amount specified under Section 8.(a)(i) (severance) shall be forfeited;

     (ii) any Performance Bonus otherwise afforded under Section 8.(a)(iv) shall be forfeited; and

     (iii) any Deferred Bonus otherwise afforded under Section 8.(a)(v) shall be forfeited.

---------------------------
/2/ For purposes of this Agreement, the "pro rata portion" of any bonus shall mean a. the actual amount of a full bonus based upon the Corporation's actual EBITDA for the fiscal year in which termination occurred, multiplied by b. a fraction, the numerator of which shall be the whole number of full or partial days during such year in which Executive was employed by the Corporation and the denominator of which shall be the number of days in such fiscal year. For example:

     if Executive were to die on the 26th of January in any fiscal year (other than a leap year) otherwise expiring on December 31, the "pro rata portion" of Executive's Performance Bonus for such year would be (a) an amount equal to the entire Performance Bonus amount, based upon actual EBITDA for the entire year, multiplied by (b) 26/365, or .07.

     (c) In the event that Executive's employment shall be terminated by the Corporation during any Term Year as permitted by Section 7.(a)(iii), 7.(a)(iv), 7.(a)(v), or 7.(a)(vi), Executive shall be entitled to receive the payments and benefits set forth in Section 8.(a), except that:

     (i) the amount specified under Section 8.(a)(ii) (severance) shall be forfeited;

     (ii) of the options specified under Section 8.(a)(iii), Executive shall receive or retain, as the case may be, only those options, including but not limited to ISO Options and NQS Options, which shall have vested prior to the effective date of termination; provided, however, that 50% of such
                                            --------  -------
      vested options shall expire if unexercised within six months after the date of termination, and the remaining 50% of such vested options shall expire if unexercised within one year after the date of termination;

     (iii) any Performance Bonus otherwise afforded under Section 8.(a)(iv) shall be forfeited; and

     (iv) the provisions of Section 8.(a)(vi) to the contrary notwithstanding, neither Executive nor his family shall receive any health benefits.

     (d) In the event that Executive's employment shall be terminated by the Corporation during any Term Year as permitted by Section 7.(a)(vii), Executive shall be entitled to receive the payments and benefits set forth in Section 8.(a), except that:

     (i) of the options specified under Section 8.(a)(iii), Executive shall receive or retain, as the case may be, only those options, including but not limited to ISO Options and NQS Options, which shall have vested prior to the effective date of termination; provided, however, that 50% of such
                                           --------  -------

     vested options shall expire if unexercised within six months after the date of termination, and the remaining 50% of such vested options shall expire if unexercised within one year after the date of termination; and

     (ii) any Performance Bonus otherwise afforded under Section 8.(a)(iv) shall be forfeited.

     (e) In the event that Executive's employment shall be terminated by the Corporation during any Term Year as permitted by Section 7.(a)(viii), Executive shall be entitled to receive the payments and benefits set forth in Section 8.(a), except that:

     (i) Executive or his designee shall receive severance in an amount equal to Base Salary for two years at the then current Base Salary rate as set forth at Exhibit 1.; and

     (ii) Executive and his family shall receive health benefits for two years, as provided (or required to be provided) pursuant to this Agreement; and

     (iii) all payments pursuant to Sections 8.(a)(i) (salary), 8.(a)(ii) (severance) (as modified hereby) and 8.(a)(v) (deferred bonus) shall be paid promptly upon termination and all other payments shall be paid and benefits provided at the times and in the fashion the same would have been paid or provided if Executive's employment had continued pursuant to this Agreement.

     Executive's stock shall be sold in any such sale on the same terms as other shares of the same class sold in such transaction, and Executive may exercise Executive's options and participate in the sale as a holder of stock; provided,
                                                                      --------
however, that, to the extent that, in the good faith judgment of the Board of
-------
Directors of the Corporation, it is practicable for Executive to participate in the sale (with respect to Executive's options) on a "cashless exercise" basis (as if shares of Stock were issued solely in respect of the gain underlying the options, and then such shares participated in the sale/3/), the Corporation shall afford Executive the opportunity to participate in that fashion.

     (f) Upon termination of Executive's employment with the Corporation by reason of expiration of the Term without renewal, or expiration of any extension of the Term without subsequent renewal, Executive shall be entitled to receive the payments and benefits set forth in Section 8.(a), except that:

     (i) the amount specified under Section 8.(a)(ii) (severance) shall be limited to Base Salary for one year at the then current Base Salary rate, as set forth at Exhibit 1.; and

     (ii) the health benefits specified under Section 8.(a)(vi) shall be limited to one year's health benefits, as provided (or required to be provided) pursuant to this Agreement.

     (g) In the event that any amounts or other benefits are payable hereunder to or for Executive (or to Executive's designee or, if none, his estate) in respect of any period following the termination of his employment hereunder, such amounts or other benefits shall not be reduced in any manner by reason of any other earnings, income or benefits of or to Executive from any other source.

-------------------------
/3/For purposes of this provision, the shares of stock "issued solely in respect of the gain underlying an option" shall mean that number of shares having a value (based on the selling price per share in the sale) equal to the total number of shares covered by the option, multiplied by the excess of 1. the selling price per share in the sale, over 2. the exercise (or purchase) price per share under the option.

9.  Intellectual Property Rights.  All rights in inventions, designs and
    ----------------------------
intellectual property (including without limitation in patents, copyright, trade mark, registered designs, design rights and know-how) to which Executive may become entitled by reason of activities in the course of Executive's employment shall vest automatically in the Corporation and Executive shall, at the request and expense of the Corporation, provide the Corporation with all information, drawings and documents requested by the Corporation and execute such documents and do such things as may be reasonably required by the Corporation to evidence such vesting. The provisions of this Section 9 shall survive the termination of this Agreement.

10.  Non-Competition Covenant.
     ------------------------

     (a) During the Term, and (subject to the terms of Section 10.(b)) for a period of twenty-four months thereafter, Executive shall not, directly or indirectly, (i) engage or become interested in (as owner, stockholder, partner, director, officer, employee, consultant or otherwise) the business, in the United States or anywhere else in the world, of marketing, manufacturing, importing, producing or selling, by direct mail solicitation including but not limited to catalogs (provided, in each case, that the Corporation derives 5% or
                     --------
more of its revenues at the time from such products or business), wigs, wiglets, ladies' fashion hats, continuing education courses and any other products or businesses in which the Corporation may then be engaged, or (ii) directly or indirectly, engage, employ, recruit, or solicit to engage, employ or recruit, any person who was employed by the Corporation at any time during the nine-month period immediately preceding such engagement, employment, recruitment or solicitation; except that Executive shall not be precluded or prevented from (A)
              ------
owning not more than 2% of the common stock of one or more public companies engaging in any such business, or (B) engaging or becoming interested in or employed by a company which includes such a business so long as (1) such
                                                     ----------
business does not generate more than 5% of the revenues of such company, and (2) such business does not generate more than $5,000,000 in revenues for such company, and (3) Executive is not involved in starting, managing or increasing any such business in other than an insubstantial way.

     (b) Anything contained in Section 10 to the contrary notwithstanding, the terms of Section 10 shall be of no force or effect after termination of the Term unless:
     ------

     (i) Executive's employment shall have been properly terminated pursuant to and in accordance with Section 7.(a)(ii), 7.(a)(iii), 7.(a)(iv), 7.(a)(v) or 7.(a)(vi) and

     (ii) the Corporation shall be and remain, in all material respects, in compliance with all of its obligations under this Agreement;

     provided that, in the event of termination of Executive's employment with
     -------- ----
the Corporation by reason of expiration of the Term without renewal, or expiration of any extension of the Term without subsequent renewal, or pursuant to Section 7.(a)(vii), the duration of the covenant set forth in this Section 10 shall be limited to the Term and a period of twelve months thereafter.

11.  Confidential Information.  Executive acknowledges that, as a result of his
     ------------------------
employment by the Corporation, Executive has obtained and will obtain secret and confidential information concerning the business of the Corporation, including without limitation the identity of customers and sources of supply, their needs and requirements, the nature and extent of the Corporation's arrangements with them, and related cost, price and sales information. Executive also acknowledges that the Corporation would suffer substantial damage if, during the period of his employment with the Corporation or thereafter, Executive should divulge secret and confidential information relating to the business of the Corporation acquired by him in the course of his employment. Therefore, Executive agrees that he will not at any time, whether during the Term of this Agreement or thereafter, disclose or divulge at any time to any person, firm or corporation, any secret or confidential information obtained by Executive while employed by the Corporation, including but not limited to operational, financial, business or other affairs of the Corporation, trade "know how" or secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except (a) in the course of performing his duties for the Corporation; (b) with the Corporation's consent; (c) to the extent that any such information is in the public domain other than as a result of Executive's breach of his obligation hereunder; (d) where required to be disclosed by court order, subpoena or other government process; or (e) where otherwise required to be disclosed by law or administrative rule or regulation. In the event that Executive shall be required to make disclosure pursuant to the provisions of Section 11.(d) or 11.(e), above, Executive shall promptly notify the Corporation thereof and shall, in each case at the Corporation's expense,
(A) take all reasonable necessary steps requested by the Corporation to defend against the enforcement of such subpoena, court order or other government process, and (B) permit the Corporation, at its expense, to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof. Upon termination of his employment with the Corporation, or at any time the Corporation may so request, Executive will promptly deliver to the Corporation all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Corporation which he may then possess or maintain under his control.

12.  Specific Performance.  The Executive acknowledges that in the event of a
     --------------------
breach by him of any of the covenants contained in Section 10 or Section 11, the Corporation shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim.

13.  Successors; Binding Agreement.
     -----------------------------

     (a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation expressly to assume and agree to perform this Agreement in the manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, "the Corporation" shall mean the

Corporation as hereinbefore defined and any successor to its business and/or assets, as aforesaid, which assumes and agrees to perform this Agreement by operation of law or otherwise.

     (b) This Agreement shall inure to the benefit of and be enforceable by the Corporation, its successors and assigns, and by Executive, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.  Indemnification.  The Corporation hereby undertakes and agrees to indemnify
     ---------------
and hold Executive harmless, to the fullest extent permitted under applicable law, from, against and in respect of (and shall on demand reimburse Executive for) any and all loss, liability, cost, expense or damage (and any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing) suffered or incurred by Executive arising out of or in connection with (a) his performance of his duties with or for the Corporation or Publishing, (b) his holding any office, title or capacity with the Corporation or Publishing at any time, or (c) by reason of any act or omission of the Corporation or Publishing; provided that Executive did not act in bad faith or
                           --------
in a manner he reasonably believed to be opposed to the best interests of the Corporation.

15.  Notices.  For purposes of this Agreement, all notices and other
     -------
communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopied (receipt acknowledged) or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt, and provided that all notices to the Corporation shall be directed to the attention
--------
of the Board with a copy to the Secretary of the Corporation, and that copies of all notices to Executive shall be given to Jack M. Platt, Esq., One Rockefeller Plaza, New York, New York 10020 (telecopier: (212) 332-3315).

16.  Miscellaneous.  No provision of this Agreement may be modified, waived or
     -------------
discharged unless such waiver, modification or discharge is agreed to, in writing, and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Each party acknowledges that the services to be rendered under this Agreement are unique and of extraordinary character, and in the event of a breach by either party of any of the terms of this Agreement, the other party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of the terms and provisions hereunder, to require and obtain specific performance by the breaching party of its obligations hereunder, and to enjoin the breaching party from acting in violation of this Agreement. Such remedies are in addition to those otherwise available at law or in equity to the Corporation. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts (other than the choice of law principles thereof). References in this Agreement to Sections and Exhibits are to Sections of and Exhibits to this Agreement unless otherwise specified or unless the context otherwise requires.

17.  Severability; Validity.  If any term or provision of this Agreement is
     ----------------------
invalid or unenforceable in any jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (c) the invalid or unenforceable term shall, for purposes of such jurisdiction, be deemed replaced by a term or provision, as determined by a court or pursuant to an arbitration proceeding, that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (but such replacement shall not in any event be more restrictive or burdensome upon Executive).

18.  Counterparts.  This Agreement may be executed in two or more counterparts,
     ------------
each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.  Prior Employment Agreements.  Upon the effectiveness of this Agreement, the
     ---------------------------
Prior Employment Agreements will be superseded, terminated and of no further force or effect, and Executive thereupon shall have released, and be deemed to have released, such claims as he may have thereunder.

20.  Arbitration; Certain Expenses.  Any and all disputes which may arise under
     -----------------------------
Section 4.(c) or 7.(a)(ii) of this Agreement (but no other Section hereof), to the extent set forth in such sections, shall be submitted to and settled by arbitration in Boston, Massachusetts in accordance with the procedural rules then obtaining of the American Arbitration Association and any successor thereto, except as may be specifically set forth in the relevant Sections of this Agreement. The decision of the arbitrator or arbitrators (whether accountants or physicians, as the case may be) shall be final, conclusive and binding upon the parties, and a judgment may be obtained thereon in any court having jurisdiction.

21.  Legal and Other Costs.
     ---------------------

     (a) In the event that (i) the Corporation defaults materially in any obligation under this Agreement and fails to cure such default within thirty days after notice by or on behalf of Executive, and Executive seeks legally to enforce his rights hereunder, or (ii) the Corporation seeks to enforce any rights hereunder but shall fail to prevail in the proceeding in which such rights are sought to be enforced, then, in either such event, in addition to all damages and other remedies to which Executive is or may be entitled hereunder, the Corporation shall promptly pay to Executive an amount equal to all costs and expenses (including but not limited to reasonable fees and expenses of counsel) paid or incurred by Executive in connection with such enforcement or proceeding.

     (b) In the event that (i) Executive defaults materially in any obligation under this Agreement and fails to cure such default within thirty days after notice by or on behalf of the Corporation, and the Corporation seeks legally to enforce its rights hereunder, or (ii) Executive seeks to enforce any rights hereunder but shall fail to prevail in the proceeding in which such rights are sought to be enforced, and, in either such case, claims or defenses asserted by
                       ---
Executive shall have been finally determined by a court having jurisdiction in the matter to be "frivolous" under applicable law, rule or regulation, then, in
                                                                       ----
either such event, in addition to all damages and other remedies to which the Corporation is or may be entitled hereunder, Executive shall promptly pay to the Corporation an amount equal to all costs and expenses (including but not limited to reasonable fees and expenses of counsel) paid or incurred by the Corporation in connection with such enforcement or proceeding.

     IN WITNESS WHEREOF, the Corporation and Executive have executed and delivered this Employment Agreement as of the date first above written.

                              SPECIALTY CATALOG CORP.


                              By:__________________________
                                Name:
                                Title:

                              SC CORPORATION


                              By:__________________________
                                Name:
                                Title:



                                ___________________________
                                Steven L. Bock

                                   EXHIBIT 1.

                                  BASE SALARY
                                  -----------


Year                              Base Salary
------------                      -----------
1996                                 $280,000
1997                                 $290,000
1998                                 $300,000
1999                                 $310,000
Thereafter                           $310,000

                                   EXHIBIT 2.

                               PERFORMANCE BONUS
                               -----------------

For periods commencing January 1, 1997:

Corporation's Actual EBITDA         Percentage Of Base Salary To Be
As A Percentage Of Plan EBITDA       Awarded As A Performance Bonus
--------------------------------    --------------------------------
     90%                                        10.0%
     100%                                       25.0%
     115%                                       50.0%
     130%                                       75.0%
     150%                                      100.0%


     In the event that the Corporation's Actual EBITDA as a percentage of Plan EBITDA is greater than 90% but falls between any percentages set forth in the left column, then the percentage of Base Salary to be awarded as a Performance Bonus shall be prorated between the immediately lower and immediately higher entries in the right column. For example, if actual EBITDA is exactly 95% of Plan EBITDA, or halfway between 90% and 100% in the left column, then the Performance Bonus would be exactly halfway between the corresponding percentages in the right column, or 17.5% of Base Salary.